UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 13, 2011

CardioNet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33993	33-0604557
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

227 Washington Street #210 Conshohocken, PA	19428
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 729-7000

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 13, 2011, CardioNet, Inc. (the “Company”) and Philip G. Leone, the Company’s Senior Vice President, Reimbursement Services, Regulatory and Compliance, agreed that Mr. Leone  would leave the Company.  Mr. Leone’s departure constituted a termination without “cause” under the employment agreement, dated November 25, 2008, between the Company and Mr. Leone.

Under his employment agreement, Mr. Leone is entitled to receive a severance payment of $375,852, to be paid in twelve (12) monthly installments of $31,321 each, that consists of the following:  (i) an amount equal to $250,568, which represents one times (1.0x) Mr. Leone’s base salary, plus (ii) an amount equal to $125,284, which represents one times (1.0x) his on-target annual performance incentive bonus (or sixty (50%) of his base salary).  These payments are subject to applicable tax withholdings.  The payment of these amounts is subject to Mr. Leone’s execution and non-revocation of a Release and Waiver of Claims.

Mr. Leone will also be eligible for continued participation in our medical, dental and vision plans for a period ending on the earlier of: (i) April 11, 2012, or (ii) the date on which Mr. Leone becomes eligible to enroll in any similar plan offered by another employer, at the same premium rates and cost sharing as may be charged from time to time for our employees generally, as if Mr. Leone had continued to be employed by the Company during such period.  Mr. Leone will bear any tax consequences of this arrangement.  Mr. Leone will remain subject to the Company’s Proprietary Information and Inventions Agreement, and remains subject to restrictions on disclosure of confidential information of the Company.  In addition, Mr. Leone will be subject to a covenant not to compete with the Company during the twelve-month period in which his severance payments are made.

The foregoing description of certain terms of Mr. Leone’s employment agreement is qualified in its entirety by reference to the employment agreement which was attached as Exhibit 10.39 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CardioNet, Inc.

April 19, 2011	By:	/s/ Peter Ferola

		Name:	Peter Ferola
		Title:	Senior Vice President and General Counsel